Exhibit 1

FORM 61

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	800 - 889 West Pender Street Vancouver, British Columbia, V6C 3B2
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	September 30, 1996
Date of Report	Nov 24, 1996

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Nov 25, 1996
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Nov 25, 1996
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

SEPTEMBER 30

(expressed in U.S. dollars)

	1996	1995
ASSETS
CURRENT
Cash	$515,712	$684,217
Accounts receivable	668,117	478,725
Inventories	423,733	528,455
Prepaid expenses	58,779	72,288

	1,666,341	1,763,685

CAPITAL ASSETS	367,053	580,400
OTHER ASSETS	666,707	796,887

	$2,700,101	$3,140,972

LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT
Accounts payable and accrued liabilities	$586,873	$514,678
Due to affiliated company	47,829	43,938
Current portion of long-term debt	1,396,801	1,083,768

	2,031,503	1,642,384
LONG-TERM DEBT	2,345,950	2,438,252

	4,377,453	4,080,636
SHAREHOLDERS’ EQUITY
Share capital	27,367,615	27,367,615
Cummulative translation adjustment	37,709	44,512
Deficit	(29,082,676)	(28,351,791)

	(1,677,352)	(939,664)

	$2,700,101	$3,140,972

Approved by the Directors:

Director: Ian Tostenson

Director: William Baxter

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	1996	1995	1994
INCOME
Sales	$893,844	$731,299	$941,810
Cost of sales	383,523	441,687	613,080

	510,321	289,612	328,730

EXPENSES
Sales and marketing	334,006	303,456	340,281
Administration	141,290	134,689	159,199
Research and development	24,348	13,535	12,059
Interest on long-term debt	78,628	79,085	81,117

	578,272	530,765	592,656

Loss from operations	67,951	241,153	263,926
Other income - net	(8,601)	(7,306)	(4,683)

Loss for the period	59,350	233,847	259,243
Deficit, beginning of period	29,023,326	28,117,944	27,147,912

Deficit, end of period	$29,082,676	$28,351,791	$27,407,155

Loss per share	$0.01	$0.06	$0.07

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS ENDED SEPTEMBER 30

(expressed in U.S. dollars)

	1996	1995	1994
CASH PROVIDED BY (APPLIED TO):

OPERATING ACTIVITIES
Loss for the period	$(59,350)	$(233,847)	$(259,243)
Adjustments to reconcile to net cash provided by (used for) operating activities:
Amortization	68,980	107,015	193,944
Amortization of discount on long-term debt	65,207	64,444	62,751
Other	—	—	7,149

	74,837	62,388	4,601
Net change in working capital items (Note 2):	(209,222)	(103,444)	(21,122)

	(134,385)	(41,056)	(16,521)

FINANCING ACTIVITY
Principal payments on long-term debt	(8,438)	(11,364)	(3,891)

	(8,438)	(11,364)	(3,891)

INVESTING ACTIVITY
Purchase of capital and other assets	(7,244)	(14,629)	(7,838)

	(7,244)	(14,629)	(7,838)

INCREASE (DECREASE) IN CASH	(150,067)	15,063	(28,250)
Effect of exchange rate changes on cash	(924)	(70)	(102)
CASH, BEGINNING OF PERIOD	666,703	669,224	578,680

CASH, END OF PERIOD	$515,712	$684,217	$550,328

Supplemental disclosure of cash flow information Cash paid during the period for interest	$13,433	$13,559	$15,909

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

September 30, 1996

(expressed in U. S. dollars)

The accompanying financial statements for the interim period ended September 30, 1996 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 1996.

1.	SHARE CAPITAL

	Three Months Ended September 30, 1996	Three Months Ended September 30, 1995
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	3,979,815

Incentive Stock Options

The Company has granted options to purchase a total of 260,000 common shares at a price of Cdn $.25. 245,000 shares expire May 3, 2006 and the remaining 15,000 shares expire July 9, 2006.

Warrants

As consideration for a $450,000 non-revolving term note, the Company has granted warrants entitling the lender to purchase up to 315,000 common shares of the Company at an exercise price ($2.75 at September 30, 1996) that increases by $0.25 on January 20th of each year to a maximum of $3.00 up to expiry on January 19, 1998.

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	1996	1995	1994
Net change in:
Accounts receivable	$(158,609)	$(23,545)	$(19,482)
Inventories	(59,977)	36,540	31,074
Other assets	23,175	45,647	38,907
Accounts payable	(13,811)	44,802	(29,377)

	$(209,222)	$103,444	$21,122

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

September 30, 1996

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collaterlized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it chose to do so. Also included in long-term debt are three installments of $145,000, $144,000, and $303,877 on the non-interest bearing note which were due on January 31, 1995, July 31, 1995, and January 31, 1996, respectively. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform with the presentation adopted for the current period.

FORM 61

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	800 - 889 West Pender Street Vancouver, British Columbia, V6C 3B2
Issuer Telephone Number	(604) 685-0763
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-0763
For Quarter Ended	September 30, 1996
Date of Report	Nov 24, 1996

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Ian C. Tostenson	“Ian C. Tostenson”	Nov 25, 1996
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	Nov 25, 1996
Name of Director	Signed (typed)	Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 1996

(expressed in U. S. dollars)

1.	a) DEFERRED COSTS, EXPLORATION AND DEVELOPMENT EXPENDITURES

No deferred costs were recorded during the quarter ended September 30, 1996.

b)	GENERAL ADMINISTRATIVE EXPENSES AND COST OF SALES

General and Administrative Expense:

Administration, sales and marketing expenses for the quarter ended September 30, 1996 were:

	Sales and Marketing	Administration
Consulting fees	$12,920	$39,476
Bad debts	—	4,400
Depreciation and amortization	856	23,916
License, taxes and regulatory fees	—	16,552
Office, insurance and supplies	4,223	43,894
Professional fees	—	7,380
Promotion and advertising	60,983	—
Rental and utilities	5,818	87,414
Travel and entertainment	24,502	5,983
Wages and benefits	186,403	53,507
Allocated expenses	38,301	(141,232)

	$334,006	$141,290

Cost of Sales:
Cost of Sales for the quarter ended September 30, 1996.

Payroll and Benefits		$67,604
Raw materials and Supplies		141,626
Allocations and Other Expenses		174,293

		$383,523

c)	AGGREGATE AMOUNT OF EXPENDITURES MADE TO PARTIES NOT AT ARM’S LENGTH TO THE ISSUER. $1,500.

2.	a) SECURITIES ISSUED IN THE QUARTER

No securities were issued during the quarter ended September 30, 1996.

b)	OPTIONS GRANTED IN THE QUARTER

Optionee	Number of common shares	Exercise Price	Expiry date
B. Winslow	15,000	$0.25	July 9, 2006

3.	a) AUTHORIZED CAPITAL AS AT SEPTEMBER 30, 1996

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1996.

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

SEPTEMBER 30, 1996

(expressed in U.S. dollars)

b)	OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES AS AT SEPTEMBER 30, 1996

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1996.

c)	SHARES IN ESCROW OR SUBJECT TO POOLING AS AT SEPTEMBER 30, 1996

See Note 1 to the consolidated financial statements for the quarter ended September 30, 1996.

d)	DIRECTORS AS AT SEPTEMBER 30, 1996

Alfred W. Vitale - President	Ian C. Tostenson	William D. Baxter

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

SEPTEMBER 30, 1996

(expressed in U.S. dollars)

OPERATING ACTIVITIES

During the first quarter of the 1996 fiscal year the Company achieved a 22% increase in revenue as compared to the comparable period of the previous year primarily due to the launch of a new multifocal contact lens (SoftSite™) on September 1, 1996. Clinical results on the new lens has been favourable. The lens is being marketed as a compliment to the existing Unilens products to expand market share. The Company recorded a decrease in operating loss of $173,202 as compared to the comparable period of the previous year primarily due to increased manufacturing efficiencies.

Investor relations are done internally and consist of responding to inquiries from potential investors and stockholders as well as the dissemination of company news and information.

FINANCING ACTIVITIES

A negative cash flow from operating activities of $134,385 was recorded for the three months ended September 30, 1996 primarily due to extended payment terms on distributor inventories. There were no significant financing or investing activities during quarter ended September 30,1996.

The Company has had discussions to settle a significant portion of its long term obligations, of which a portion was past due at September 30, 1996. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the 1996 fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.